ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY, INC
ANNOUNCES NEW ESTeem 195Ep

KENNEWICK, WASHINGTON --- August 7, 2006 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), manufacturers of the ESTeem(tm) product line of narrow band licensed, spread spectrum unlicensed, and 802.11b Ethernet wireless modems announced the Company’s new licensed product, the ESTeem 195Ep, which is entering production after receiving Federal Communications Commission type acceptance effective August 4, 2006.

The new ESTeem 195Ep wireless modem is designed for use in the 4.9 GHz licensed public safety frequency band. The ESTeem 195Ep will allow municipalities, state and federal agencies to deploy rapid response, high data rate network Ethernet applications to serve first responders in time of emergency and natural disaster. The ESTeem 195Ep will provide users with the advantage of a licensed frequency for high data rate remote networks without the concern of interference from nearby 802.11b/g/a consumer hardware. The ESTeem 195Ep is contained in a rugged, industrial hardened, pole mountable case and has RF peak output power levels up to 2 watts, allowing data rates of up to 54 Mbps for a range of approximately 7 miles.

The Model 195Ep offers the flexibility of operating in Access Point/Bridge, Router and Masquerade modes, allowing point to point or point to multi-point Ethernet communication, all with the dependability of a self healing MESH networking protocol, and the security of TKIP, 128/64 Bit WEP encrpytion or ACL security features.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM